Exhibit 99.1

IMMEDIATE RELEASE

PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Second Quarter Fiscal Year 2014 Financial Results

Dallas, Texas – February 6, 2014 – PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the second quarter ended December 28, 2013.

Second Quarter Fiscal Year 2014 Compared to 2013

Revenue in the second quarter of fiscal 2014 decreased $1.8 million or 5.8 percent to $29.6 million. Improved revenue in the Company’s Environmental Systems segment was more than offset by the decline in the Process Products segment. Revenue from the Process Products segment was negatively impacted by sluggish demand in EMEA and the Americas, as well as customer-driven delays on certain projects currently in backlog.

Gross profit decreased in the quarter by $3.4 million or 29.5 percent, to $8.1 million on lower revenue and margin deterioration on projects completed and or in process. Gross profit as a percent of revenue decreased to 27.4 percent in the quarter from 36.7 percent in the prior year. Included in cost of goods sold is approximately $471,000 of non-recurring restructuring costs related to the closure of a manufacturing plant in Texas and the relocation of the fabrication activities to the remaining plants in Texas. The gross profit also was impacted by cost overruns on certain projects completed in the quarter and to a lesser extent the slower than planned ramp up of the new manufacturing facility in Denton, Texas, that began fabrication in July 2013.

Operating expenses decreased $1.0 million or 9.0 percent, in the quarter primarily due to lower sales commissions and other selling related expenses.

Interest expense, primarily related to borrowings for the construction of manufacturing facilities in Texas and China, totaled $0.3 million in the quarter. With the completion of the construction of the two facilities, capital expenditures in future quarters will decrease significantly. The second quarter of fiscal 2014 reported a foreign exchange loss of $0.3 million compared to a $0.1 million gain in the prior year.

Net loss attributable to PMFG, Inc. common stockholders was $3.0 million or $0.14 per diluted share in the quarter compared to net income of $0.5 million and $0.02 per diluted share in the prior year. Excluding the impact of the non-recurring restructuring charges the net loss was $2.7 million or $0.13 per diluted share in the quarter.

Reporting Segments

Process Products segment revenue decreased $4.2 million or 14.8 percent to $24.3 million. Revenue was negatively impacted by sluggish demand in EMEA and the Americas, as well as customer-driven delays on certain projects currently in backlog. Segment operating income decreased $3.4 million or 73.0 percent to $1.3 million on lower revenue and lower relative gross profit. Included in cost of goods sold are non-recurring restructuring costs related to the closure of a manufacturing plant in Texas and the relocation of the fabrication activities to the Company’s other facilities in Texas. In addition, the Company incurred unanticipated cost overruns and penalties of approximately $1.0 million on three unrelated projects in the quarter. The overruns in material and labor, as well as expediting fees could not be passed through to the customers. Finally, the hiring and onboarding of personnel at the new manufacturing facility in Texas has progressed slower than anticipated.

Environmental Systems segment revenue increased $2.4 million or 80.3 percent to $5.4 million. The higher revenue in fiscal 2014 reflects the increase in bookings throughout fiscal 2013 which is continuing into fiscal 2014. As we move closer to compliance deadlines established by the Environmental Protection Agency we anticipate a continued increase in demand for air pollution control equipment. Segment operating income increased $0.9 million to $1.4 million compared to $0.5 million in the prior year on higher revenue and leveraging of sales, marketing and engineering resources.

Fiscal Year To-Date 2014 Compared to 2013

Revenue for the six month period ended December 28, 2013 decreased $5.7 million or 8.9 percent to $58.7 million. Increased revenue in the Environmental Systems segment was more than offset by a decrease in revenue from the Process Products segment when compared to the prior year.

Gross profit for the six month period ended December 28, 2013 decreased by $5.1 million, or 22.2 percent, to $17.8 million on lower revenue, margin deterioration on projects completed and or in process and non-recurring restructuring related costs. That margin deterioration was most notable in the second quarter.

Net loss attributable to PMFG, Inc. common stockholders was $4.6 million, or $0.22 per diluted share compared to net income of $0.2 million, or $0.01 per diluted share in the prior year. Excluding the impact of the non-recurring restructuring charges the year to date net loss was $4.2 million or $0.20 per diluted share.

Net Bookings and Backlog

Net bookings totaled $29.8 million and $72.2 million during the three and six month periods ended December 28, 2013, respectively. This compares to net bookings of $27.7 million and $52.4 million for the three and six month periods ended December 29, 2012. The backlog at December 28, 2013 was $97.7 million compared to approximately $84.2 million at the end of fiscal 2013. Approximately $15.0 million of the backlog value was subject to customer-driven delays during the quarter. The delays primarily resulted from finalization of material content, detailed design drawings, and fabrication requirements. All but $2.5 million of those projects have been now released for fabrication. The remaining projects are expected to move forward in the later part of the third quarter. The Company estimates that approximately 90 percent of the backlog amount at the end of December will be recognized as revenue over the next 12 months.

Financial Condition and Cash Flows

At December 28, 2013, the Company reported $61.7 million of cash and cash equivalents (including $5.5 million of cash and cash equivalents that is restricted as security for outstanding letters of credit), total assets of $198.3 million, net working capital of $74.3 million and a current ratio of 2.6 to 1.0.

Unrestricted cash and cash equivalents increased $3.1 million during the six month period ended December 28, 2013, compared to $8.3 million in the prior year. Cash flows in year to-date fiscal 2014 include $0.9 million used in operating activities, $8.4 million used in investing activities, $12.0 million provided by financing activities and $0.4 million effect of exchange rate changes on cash.

Industry Conditions and Management Changes

Peter Burlage, President and Chief Executive Officer of PMFG commented, “Conditions in the first half of our fiscal year continued to be challenging and were compounded by project delays and lumpy spending across our customer base. Due in part to the steps necessary to maximize growth and improve profitability, earlier this week our Board of Directors approved the following realignment of resources within the organization:

•	John Conroy, Vice President of Engineering and Product Development has been promoted to Executive Vice President of our America’s Process Products operations. John and his team will have direct reporting responsibility of all sales, engineering, manufacturing, and project management resources within the Americas.

•	Tim Shippy, Director of Environmental Systems has been promoted to the global leader of our Environmental Systems operations.

•	Jeff Hudson has been hired to serve as the Managing Director for the Company’s EMEA operations. Jeff, who was previously with Clyde Bergemann Power Group, will be based at our office in the United Kingdom.

“Historically, the natural gas industry has accounted for 60 to 80 percent of our consolidated revenue, which is a key strategic driver for our company. Our opportunities across the natural gas value chain span from the production well, across the midstream segment and through to the consumption including power generation. We continue to believe this will have a positive, long-term impact on our business. The global investments in natural gas infrastructure and power generation are forecasted in the trillions over the coming years and despite the choppy environment we have experienced in recent quarters, we expect this to be a major driver in our long-term growth.”

“We have also made great progress in expanding our presence in the nuclear power market. Our year to date bookings in nuclear power generation exceeds 10 percent of our total bookings and we expect that percentage to increase as we proceed through the fiscal year and into fiscal 2015. Our test projects tied to the joint development agreement announced earlier this year are producing good initial results and we expect to expand the scope in the future.”

“Year to date bookings through December in our Environmental Systems segment were approximately 50 percent higher than a year ago. This momentum continued into January with the announcement of additional environmental systems projects. I continue to be very optimistic about the demand prospects for our SCR equipment on the back of a strong global pollution control market.”

“I am clearly disappointed in our first half results and we are moving quickly to adjust our management structure and activities to improve performance going forward. Despite the short-term headwinds, I remain optimistic that our strong energy technology product portfolio will leverage the global trends in power generation, petrochemicals and natural gas, drive revenue growth, and create value for our shareholders.”

Outlook

With two quarters of the fiscal year completed, we are reducing our outlook for fiscal 2014. While we believe revenue in the third and fourth quarter will be meaningfully higher than the first two quarters of the fiscal year, we now expect revenue growth for the full year of 3% to 6% over fiscal 2013 with consolidated gross margins for the full year to be more in line with our historical range of 30% and 32%. Given the lower than expected revenue and profit expectations we will seek to scale back our operating costs. However our planned investment in research and development and incremental internal capabilities related to nuclear power generation products and services will drive our operating costs higher than the prior year.

Conference Call

Peter Burlage, President and Chief Executive Officer, and Ron McCrummen, Chief Financial Officer, will discuss the Company’s results for the second quarter ended December 28, 2013, during a conference call scheduled for Thursday, February 6, 2014, at 9:30 a.m. EST.

Stockholders and other interested parties may participate in the conference call by dialing +1 877 474 9504 (domestic) or +1 857 244 7557 (international) and entering access code 12636802, a few minutes before 9:30 a.m. EST on February 6, 2014. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit “Event Calendar” in the “Investor Relations” portion of the PMFG, Inc. website at www.peerlessmfg.com.

A replay of the conference call will be accessible two hours after its completion through February 13, 2014 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 90923009. The call also will be archived for 30 days at www.peerlessmfg.com.

About PMFG

We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for natural gas infrastructure, power generation and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-cancellation of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to identify growth opportunities, including through acquisitions and strategic partnerships; the Company’s ability to satisfy financial and nonfinancial covenants and requirements of our debt agreements; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 29, 2013. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Peter J. Burlage, Chief Executive Officer

Mr. Ronald L. McCrummen, Chief Financial Officer

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Phone: (214) 353-5545

Fax: (214) 351-4172

www.peerlessmfg.com

or

Mr. Shawn Severson

The Blueshirt Group

Phone: (415) 489-2198

Email: shawn@blueshirtgroup.com

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three Months Ended December 28,			Three Months Ended December 29,
	2013			2012
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results
Revenues	$29,613	$—	$29,613	$31,452	$—	$31,452
Cost of goods sold	21,486	(471)	21,015	19,923	—	19,923

Gross profit	8,127	471	8,598	11,529	—	11,529
Operating expenses	9,704	—	9,704	10,669	—	10,669

Operating income	(1,577)	471	(1,106)	860	—	860
Other income (expense):
Interest income	14	—	14	7	—	7
Interest expense	(268)	—	(268)	(210)	—	(210)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	(269)	—	(269)	117	—	117
Other income (expense), net	6	—	6	32	—	32

Income (loss) before income taxes	(2,094)	471	(1,623)	806	—	806
Income tax benefit (expense)	(831)	(160)	(991)	(213)	—	(213)

Net earnings (loss)	(2,925)	311	(2,614)	593	—	593
Less net income (loss) attributable to noncontrolling interest	89	—	89	127	—	127

Net earnings (loss) attributible to PMFG	$(3,014)	$311	$(2,703)	$466	$—	$466

Income (loss) applicable to PMFG common stockholders	$(3,014)	$311	$(2,703)	$466	$—	$466

Basic earnings per share	$(0.14)		$(0.13)	$0.02		$0.02
Diluted earnings per share	$(0.14)		$(0.13)	$0.02		$0.02
Weighted-average shares outstanding
Basic	21,101		21,101	20,920		20,920
Diluted	21,101		21,101	20,935		20,935
Adjusted EBITDA
Net earnings (loss)			$(2,614)			$593
Depreciation and amortization			647			693
Interest expense, net			254			203
Income tax expense (benefit)			991			213

Adjusted EBITDA			$(722)			$1,702

PMFG, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Six Months Ended December 28,			Six Months Ended December 29,
	2013			2012
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Operating Results
Revenues	$58,684	$—	$58,684	$64,429	$—	$64,429
Cost of goods sold	40,849	(421)	40,428	41,508	—	41,508

Gross profit	17,835	421	18,256	22,921	—	22,921
Operating expenses	21,071	—	21,071	21,601	—	21,601

Operating income	(3,236)	421	(2,815)	1,320	—	1,320
Other income (expense):
Interest income	32	—	32	17	—	17
Interest expense	(706)	—	(706)	(315)	—	(315)
Loss on extinguishment of debt	—	—	—	(291)	291	—
Foreign exchange gain (loss)	(472)	—	(472)	35	—	35
Other income (expense), net	71	—	71	33	—	33

Income (loss) before income taxes	(4,311)	421	(3,890)	799	291	1,090
Income tax benefit (expense)	(184)	(143)	(327)	(212)	(99)	(311)

Net earnings (loss)	(4,495)	278	(4,217)	587	192	779
Less net earnings (loss) attributable to noncontrolling interest	100	—	100	432	—	432

Net earnings (loss) attributible to PMFG	$(4,595)	$278	$(4,317)	$155	$192	$347

Income (loss) applicable to PMFG common stockholders	$(4,595)	$278	$(4,317)	$155	$192	$347

Basic earnings per share	$(0.22)		$(0.20)	$0.01		$0.02
Diluted earnings per share	$(0.22)		$(0.20)	$0.01		$0.02
Weighted-average shares outstanding
Basic	21,089		21,089	20,919		20,919
Diluted	21,089		21,089	20,934		20,934
Adjusted EBITDA
Net earnings (loss)			$(4,217)			$779
Depreciation and amortization			1,225			1,397
Interest expense, net			674			298
Income tax expense (benefit)			327			311

Adjusted EBITDA			$(1,991)			$2,785

	December 28,	June 29,
	2013	2013
Condensed Balance Sheet Information
Current assets	$120,221	$108,473
Non-current assets	78,127	71,638

Total assets	$198,348	$180,111

Current liabilities	$45,965	$33,471
Long term debt	15,467	8,719
Other non current liabilities	5,993	6,035
Total equity	130,923	131,886

Total liabilities and equity	$198,348	$180,111

STATEMENT REGARDING NON-GAAP RESULTS

PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from certain non-recurring costs associated with transitioning to our new manufacturing facilities offset by the gain on the sale of the former manufacturing facility in Denton, Texas, in the three and six months ended December 28, 2013 and the loss on extinguishment of debt in the six months ended December 29, 2012. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.